Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Sugar Updates Port Wentworth Rebuild Project

Sugar Land, TX—(March 4, 2009)—The Imperial Sugar Company (NASDAQ:IPSU) provided an update on the project to rebuild its Port Wentworth, Georgia refinery which was extensively damaged in an explosion and fire in February 2008. The Company reported that through February 28, 2009, it had spent approximately $44 million of the estimated $200 million to $220 million construction costs. The Company’s property insurance policy provides coverage for construction replacement cost, as well as business interruption and certain payroll and other costs. Through February 28, 2009, the Company had received $125 million of advances under the property insurance policy, which are not identified with any specific coverage under the policy. As previously announced, Imperial expects to begin producing granulated bulk sugar at the facility in the spring of 2009, and complete restoration of the packaging capabilities by the fall of 2009. Additionally, at February 28, 2009, the Company reported it had cash balances of $40 million and had available, undrawn revolving credit capacity of $50 million, after deducting $30 million of outstanding borrowings under that facility.

John Sheptor, Imperial’s President and CEO said, “We are pleased with the progress of the rebuild project. The foundation of the new silos was completed in February and substantial portions of the structural steel, walls, ceilings and floors for the packaging and administrative buildings have been erected. The new drying granulator for the refinery has been installed and other repairs to damaged areas are significantly advanced. All major equipment has been ordered and is being expedited by suppliers. Productive discussions with representatives of our insurance companies continue, and an additional $15 million of advances were received in February. Our customers continue to be very supportive and look forward, as we do, to the Port Wentworth refinery coming back on line.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding Port Wentworth construction costs, timelines and operational restart dates, future market prices and margins, future expenses and liabilities arising from the Port Wentworth incident, future insurance recoveries, future actions regarding the Louisiana Sugar Refinery, LLC venture, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, results of damaged equipment inspections, unforeseen engineering, construction and equipment delays, results of insurance negotiations, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.